Herc Holdings Appoints Mark Irion as Chief Financial Officer

BONITA SPRINGS, Fla., June 25, 2018 - Herc Holdings Inc. (NYSE: HRI), a leading North American equipment rental supplier, announced today that it has appointed Mark Irion as senior vice president and chief financial officer, effective June 25, 2018.
In this role, Irion will oversee the Company’s finance function and perform a lead role in Herc Holdings’ ongoing activities in the capital markets and in its relationships with banks, ratings agencies, institutional investors and financial analysts.
Irion joins Herc Holdings with nearly 25 years of experience in finance and public accounting. For the past 19 years he served as chief financial officer for Neff Corporation, a publicly traded equipment rental company until its sale in October 2017. His career experience also includes serving as chief financial officer for a computer component distribution company and audit senior for Deloitte & Touche LLP.
“Mark brings comprehensive financial expertise, relevant industry experience and seasoned executive leadership to our business,” said Larry Silber, president and chief executive officer. “I am confident that his contributions will advance our long-term strategies to achieve profitable growth, promote operational effectiveness, deliver superior customer experiences and exercise disciplined capital management.”
Irion will be based at the Company’s Bonita Springs, Fla., Field Support Center.
# # #

About Herc Holdings Inc.
Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 275 locations, principally in North America. With over 50 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsTM, our industry-specific solutions-based services, which includes pumping solutions, power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,900 employees. Herc Holdings’ 2017 total revenues were approximately $1.75 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.